Exhibit 17


       RESIGNATION AS OFFICER AND DIRECTOR OF NEW ERA TECHNOLOGIES COMPANY


December 12, 2001

New Era Technologies Company
2395 Madison Street
Torrance, CA 90505

Attention: Board of Directors of New Era Technologies Company.

Gentlemen:

     I hereby tender my resignation from New Era Technologies Company as Officer and Director effective immediately.

Sincerely,

/s/ John Cartier
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John Cartier